Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

(LINE OF CREDIT)

(LETTER OF CREDIT SUB-FACILITY)

This Agreement (this “Agreement”) is made and entered into as of December 6, 2013, by and between BANK OF THE WEST (the “Bank”) and IXYS CORPORATION (the “Borrower”).

The Bank and the Borrower are parties to that certain Credit Agreement dated as of November 13, 2009, as amended by that certain First Amendment to Credit Agreement dated as of February 17, 2010 and that certain Second Amendment to Credit Agreement dated as of December 29, 2010 (as amended, the “Existing Credit Agreement”).

The Bank and the Borrower wish to amend and restated the Existing Credit Agreement in its entirety, on the terms and conditions that follow:

SECTION

DEFINITIONS

1.1	Certain Defined Terms: Unless elsewhere defined in this Agreement, the following terms shall have the following meanings (such meanings to be generally applicable to the singular and plural forms of the terms defined):

1.1.1	“Advance”: shall mean an advance to the Borrower under the credit facility described in Section 2 hereof.

1.1.2	“Alternate Base Rate”: shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day or, (b) the Federal Funds Rate in effect on such day plus 0.5% or (c) the Applicable Floating Rate on such day (or, if such day is not a Business Day, the immediately preceding Business Day). Any change in the Alternate Base Rate due to a change in the Prime Rate or, the Federal Funds Rate or the Applicable Floating Rate shall be effective from and including the effective date of such change in the Prime Rate or, the Federal Funds Rate or the Applicable Floating Rate, respectively.

1.1.3	“Alternate Base Rate Advance”: shall have the meaning set forth in Section 2.1.4(i) hereof.

1.1.4	“Applicable Floating Rate”: shall mean, as of any date:

(i)	With respect to Alternate Base Rate Advances (a) the One-Month LIBOR Rate on such day multiplied by the Statutory Reserve Rate plus (b) 1.00%, where “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System with respect to the One-Month LIBOR Rate for Eurocurrency funding (currently referred to as “Eurocurrencies Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System), including those reserve percentages imposed pursuant to Regulation D, adjusted automatically and as of the effective date of any change in any reserve percentage.

(ii)	With respect to Applicable Floating Rate Advances, the One-Month LIBOR Rate on such day multiplied by the Statutory Reserve Rate where “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System with respect to the One-Month LIBOR Rate for Eurocurrency funding (currently referred to as “Eurocurrencies Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System), including those reserve percentages Imposed pursuant to Regulation D, adjusted automatically and as of the effective date of any change in any reserve percentage.

1.1.5	“Applicable Floating Rate Advance”: shall have the meaning set forth in Section 2.1.4(ii) hereof.

1.1.6	“Applicable Margin”: means, from time to time, the following percentages per annum (expressed in basis points) based upon the Pricing Leverage Ratio as calculated based on financial statements delivered to the Bank pursuant to Section 5.1(i) and Section 5.1(ii) hereof:

		Applicable
		Margin (LIBOR	Applicable
		Advances and	Margin
		Applicable	(Alternate Base	Applicable Margin
		Floating Rate	Rate	(Unused
Tier	Pricing Leverage Ratio	Advances)	Advances)	Commitment Fee)
1	Less than 0.50 to 1.00	175.00	75.00	25.00

2	Greater than or equal to 0.50 to 1.00 but less than 1.00 to 1.00	200.00	100.00	37.50

3	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	225.00	125.00	50.00

4	Greater than or equal to 1.50 to 1.00	250.00	150.00	62.50

Any increase or decrease in the Applicable Margin resulting from a change in the Pricing Leverage Ratio shall become effective as of the date that is the earlier of: (a) the last date by which the Borrower is otherwise required to deliver the financial statements in accordance with Section 5.1(i) or Section 5.1(ii) hereof for a given period (each such date, a “calculation date”); and (b) the date that is two (2) Business Days after the date (prior to the related calculation date) on which the Borrower actually delivers the financial statements in accordance with Section 5.1(i) or Section 5.1(ii) hereof for such period; provided that the Applicable Margin in effect from the Closing Date to the date that is two (2) Business Days following receipt by the Bank of the timely delivered financial statements with respect to the fiscal quarter ending September 30, 2013 shall be determined based upon Tier 2; provided further that, if any financial statements required to be delivered in accordance with Section 5.1(i) or Section 5.1(ii) hereof for any given period are not delivered to the Bank on or before the related calculation date, then Tier 4 shall apply, effective on the related calculation date until two (2) Business Days after such financial statements are actually received by the Bank. Notwithstanding anything in the foregoing to the contrary, in the event the Borrower or the Bank determines, in good faith, that the calculation of the Pricing Leverage Ratio on which any Applicable Margin for any particular period is inaccurate and as a consequence thereof any Applicable Margin as determined based thereon was lower than it would have been had the Pricing Leverage Ratio been calculated accurately, (a) the Borrower shall promptly (but in any event no later than two (2) Business Days after the Borrower discovers such inaccuracy or is otherwise notified by the Bank of such inaccuracy), deliver to the Bank corrected financial statements for such period (and if such financial statements are not accurately restated and delivered within ten (10) days after the first discovery of such inaccuracy by the Borrower or such notice, as the case may be, then Tier 4 shall apply retroactively for such period until such time as the corrected financial statements are delivered and, from and after the delivery of such corrected financial statements to the Bank, the corrected Applicable Margin shall apply for such period), (b) the Bank shall determine and notify the Borrower of the amount of interest that would have been due in respect of any outstanding Obligations during such period had the Applicable Margin been determined based on an accurate Pricing Leverage Ratio (or, to the extent applicable, Tier 4 if such corrected financial statements were not timely delivered as provided for herein) and (c) the Borrower shall promptly pay to the Bank the difference, if any, between that amount and the amount actually paid in respect of such period. The foregoing shall in no way limit the rights of the Bank to impose the default interest rate specified in Section 8.2 hereof or to exercise any other remedy available at law or as provided hereunder.

1.1.7	“Business Day”: shall mean a day, other than a Saturday or Sunday, on which commercial banks are open for business in California.

1.1.8	“Contingent Collateral Agreement”: shall mean a contingent collateral agreement in form and substance reasonably satisfactory to the Bank.

1.1.9	“Current Liabilities”: shall mean, as of any date of determination thereof, current liabilities of the Borrower and its Subsidiaries as determined in accordance with United States generally accepted accounting principles.

1.1.10	“Domestic Cash”: shall mean the aggregate amount of all cash maintained by the Borrower and its Subsidiaries in accounts located in the United States.

1.1.11	“EBITDA”: shall mean, for any period, the sum of the following determined on a consolidated basis, without duplication, for the Borrower and its Subsidiaries: (a) net income (or loss) for such period plus (b) the sum of the following to the extent deducted in determining net income for such period (i) interest expense for such period, (ii) taxes for such period, (iii) depreciation and amortization expense for such period, (iv) non-cash stock compensation expense for such period, and (v) extraordinary, non-recurring non-cash losses during such period less (c) extraordinary, non-recurring non-cash gains during such period.

1.1.12	“Environmental Claims”: shall mean all claims, however asserted, by any governmental authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from property, whether or not owned by the Borrower, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

1.1.13	“Environmental Laws”: shall mean all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authorities, in each case relating to environmental, health, safety and land use matters; including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

1.1.14	“Environmental Permits”: shall have the meaning set forth in Section 4.12 hereof.

1.1.15	“ERISA”: shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

1.1.16	“Event of Default”: shall have the meaning set forth in Section 6 hereof.

1.1.17	“Expiration Date”: shall mean November 30, 2015, or the date of termination of the Bank’s commitment to lend under this Agreement pursuant to Section 7 hereof, whichever shall occur first.

1.1.18	“Federal Funds Rate”: shall mean, for any day, the weighted average (rounded upwards, if necessary to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it.

1.1.19	“Guarantor”: shall mean each of IXYS USA, INC. and IXYS INTEGRATED CIRCUITS DIVISION INC. (fka, CLARE, INC.)

1.1.20	“Guaranty”: shall mean a continuing guaranty agreement of the Obligations, in form and substance reasonably satisfactory to the Bank.

1.1.21	“Hazardous Materials”: shall mean all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

1.1.22	“Indebtedness”: shall mean, with respect to the Borrower or any of its Subsidiaries, all (a) indebtedness for borrowed money or for the deferred purchase price of property or services for which the Borrower or any of its Subsidiaries is liable, contingently or otherwise, or in respect of which the Borrower or any of its Subsidiaries otherwise assures a creditor against loss, (b) obligations under capital leases, determined in accordance with United States generally accepted accounting principles as in effect on November 1, 2013, for which the Borrower or any of its Subsidiaries is liable, contingently or otherwise, or in respect of which the Borrower or any of its Subsidiaries otherwise assures a creditor against loss, and (c) obligations arising under an arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property that has been sold or otherwise transferred to such Person; provided, however, that for each of the foregoing clauses (a), (b) and (c) any indebtedness or other obligation solely between or among the Borrower and/or any of its Subsidiaries shall be excluded. The word “Indebtedness” also includes expenses incurred by the Bank to enforce obligations of the Borrower under this Agreement, together with interest on such amounts as provided in this Agreement, and all other obligations, debts, and liabilities of the Borrower to the Bank as well as all claims by the Bank against the Borrower that are now or hereafter existing, voluntary or involuntary, due or not due, absolute or contingent, liquidated or unliquidated, whether the Borrower may be liable individually or jointly with others, whether recovery upon such Indebtedness may be or hereafter may become barred by any statute of limitations, and whether such Indebtedness may be or hereafter may become otherwise unenforceable.

1.1.23	“Leverage Ratio”: shall mean, as of any date of determination thereof, the ratio of Total Funded Indebtedness as at such date to EBITDA for the four (4) fiscal quarters ended on such date.

1.1.24 1.1.25 1.1.26 1.1.27 1.1.28
“LIBOR Advance”: shall have the meaning set forth in Section 2.1.4(iii) hereof.
“LIBOR Interest Period”: shall have the meaning set forth in Section 2.1.4(iii) hereof.
“LIBOR Rate”: shall have the meaning set forth in Section 2.1.4(iii) hereof.
“Line Account”: shall have the meaning set forth in Section 2.3 hereof.
“Line of Credit”: shall mean the credit facility described as such in Section 2 hereof.

1.1.29	“Loan Documents”: shall mean this Agreement, the Guaranties, the Notices of Negative Pledge, the Contingent Collateral Agreement and all other documents delivered by any Loan Party to the Bank in connection herewith.

1.1.30	“Loan Parties”: shall mean, collectively, the Borrower and the Guarantors.

1.1.31	“Material Adverse Change”: shall mean any of the following: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Borrower to perform its payment obligations under any of the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

1.1.32	“Notice of Negative Pledge”: shall mean a notice of negative pledge, substantially in the form attached hereto as Exhibit A, which notice shall, by its terms, expire on the Expiration Date.

1.1.33	“Obligations”: shall mean all amounts owing by the Borrower to the Bank pursuant to this Agreement Including, but not limited to, the unpaid principal amount of any loans or advances.

1.1.34	“One-Month LIBOR Rate”: shall mean, for any day, the rate of interest per annum that is equal to the one month LIBOR rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.

1.1.35	“Ordinary Course of Business”: shall mean, with respect to any transaction involving the Borrower or any of its Subsidiaries or affiliates, the ordinary course of the Borrower’s business, as conducted by the Borrower in accordance with past practice and undertaken by the Borrower in good faith and not for the purpose of evading any covenant or restriction in this Agreement or in any other document, instrument or agreement executed in connection herewith.

1.1.36	“Permitted Liens”: shall mean: (a) liens and security interests securing Indebtedness owed by the Borrower or any of its Subsidiaries to the Bank; (b) liens for taxes, assessments or similar charges not yet due; (c) liens of materialmen, mechanics, warehousemen, or carriers or other like liens arising in the Ordinary Course of Business and securing obligations which are not yet delinquent; (d) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower or any of its Subsidiaries in the Ordinary Course of Business to secure Indebtedness of the Borrower or its Subsidiaries outstanding on the date hereof or permitted by Section 5.18 hereof; (e) liens and security interests which, as of the date hereof, have been disclosed to and approved by the Bank in writing; (f) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of the assets of the Borrower or any of its Subsidiaries; and (g) liens and security interests securing Indebtedness of the Borrower or its Subsidiaries permitted by Section 5.11 hereof.

1.1.37	“Person”: shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or other entity.

1.1.38	Pricing Leverage Ratio”: shall mean, as of any date of determination thereof, the ratio of total liabilities (excluding any outstanding letters of credit) of the Borrower and its Subsidiaries to Total Net Worth.

1.1.39	“Prime Rate”: shall mean an index for a variable interest rate which is quoted, published or announced by the Bank as its prime rate and as to which loans may be made by the Bank at, above or below such rate.

1.1.40	“Real Property”: shall mean the real property located at the following addresses: 1590 Buckeye Drive, Milpitas, CA, 78 Cherry Hill Drive, Beverly, MA, 145 Columbia, Aliso Viejo, CA and 3540 Bassett Drive, Santa Clara, CA.

1.1.41	“Samsung Agreement”: shall mean that certain Asset Purchase Agreement dated May 25, 2013 by and among Samsung Electronics Co., LTD., IXYS Intl (Cayman) Limited, and the Borrower.

1.1.42	“Solvent”: shall mean, as to any Person at any time, that: (a) the fair value of the property of such Person on a going concern basis is greater than the amount of such Person’s liabilities (including contingent liabilities), as such value is established and such liabilities are evaluated for purposes of Section 101(32) of the Bankruptcy Code and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act or any similar state statute applicable to the Borrower or any Subsidiary thereof; (b) the present fair salable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including contingent liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

1.1.43	“Subsidiary”: of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

1.1.44	“Total Funded Indebtedness”: shall mean, as of any date of determination thereof, all (a) indebtedness for borrowed money or for the deferred purchase price of property or services for which the Borrower or any of its Subsidiaries is liable, contingently or otherwise, or in respect of which the Borrower or any of its Subsidiaries otherwise assures a creditor against loss, (b) obligations under capital leases, determined in accordance with United States generally accepted accounting principles as in effect on November 1, 2013, for which the Borrower or any of its Subsidiaries is liable, contingently or otherwise, or in respect of which the Borrower or any of its Subsidiaries otherwise assures a creditor against loss, and (c) obligations arising under an arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property that has been sold or otherwise transferred to such Person; provided, however, that for each of the foregoing clauses (a), (b) and (c) any indebtedness or other obligation solely between or among the Borrower and/or any of its Subsidiaries shall be excluded.

1.1.45	“Total Net Worth”: shall mean as of any date of determination thereof, the stated net worth of the Borrower and its Subsidiaries.

1.2	Accounting Terms: All references to financial statements, assets, liabilities, and similar accounting items not specifically defined herein shall mean such financial statements or such items prepared or determined in accordance with United States generally accepted accounting principles consistently applied and, except where otherwise specified, all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

1.3	Other Terms: Other terms not otherwise defined shall have the meanings attributed to such terms in the Uniform Commercial Code as in effect on July 1, 2001 and from time to time thereafter.

SECTION

CREDIT FACILITIES

2.1	THE LINE OF CREDIT

2.1.1	The Line of Credit: On terms and conditions as set forth herein, the Bank agrees to make Advances to the Borrower from time to time from the date hereof to the Expiration Date; provided the aggregate amount of such Advances outstanding at any time does not exceed $50,000,000.00 (the “Line of Credit”). Within the foregoing limits, the Borrower may borrow, partially or wholly prepay, and reborrow under this Section 2.1. Proceeds of the Line of Credit shall be used to assist with the general working capital and other general corporate needs of the Borrower’s operations, including acquisitions permitted by Section 5.5 hereof.

2.1.2	Making Line Advances: Each Advance shall be conclusively deemed to have been made at the request of and for the benefit of the Borrower (i) when credited to any deposit account of the Borrower maintained with the Bank or (ii) when paid in accordance with the Borrower’s written instructions. Subject to the requirements of Section 3 hereof and provided such request is made in a timely manner as provided in Section 2.1.5 hereof, Advances shall be made by the Bank under the Line of Credit.

2.1.3	Repayment: On the Expiration Date, the Borrower hereby promises and agrees to pay to the Bank in full the aggregate unpaid principal amount of all Advances then outstanding, together with all accrued and unpaid interest thereon.

2.1.4	Interest on Advances: Interest shall accrue from the date of each Advance under the Line of Credit at one of the following rates, as quoted by the Bank and as elected by the Borrower below:

(i)	Alternate Base Rate Advances: Alternate Base Rate Advances shall bear interest at the Alternate Base Rate plus the Applicable Margin. Interest shall be adjusted concurrently with any change in the Alternate Base Rate. An Advance based upon the Alternate Base Rate is hereinafter referred to as an “Alternate Base Rate Advance”.

(ii)	Applicable Floating Rate Advances: Applicable Floating Rate Advances shall bear interest at the Applicable Floating Rate plus the Applicable Margin. Interest shall be adjusted concurrently with any change in the Applicable Floating Rate. An Advance based upon the Applicable Floating Rate is herein referred to as an “Applicable Floating Rate Advance”.

(iii)	LIBOR Advances: LIBOR Advances shall bear interest at the LIBOR Rate plus the Applicable Margin. As used herein, “LIBOR Rate” means a fixed rate quoted by the Bank for one, two, three or six month periods or for such other period of time that the Bank may quote and offer (provided that any such period of time does not extend beyond Expiration Date) (the “LIBOR Interest Period”) for Advances in the minimum amount of $100,000.00. The LIBOR Rate shall be the rate determined by the Bank’s Treasury Desk as being the arithmetic mean (rounded upwards, if necessary, to the nearest whole multiple of 1/16%) of Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) as of 11:00 a.m. (London time), on that day, or, if such day is not a Business Day, on the immediately preceding Business Day prior to the first day of such period (adjusted for any and all assessments, surcharges and reserve requirements). An Advance based upon the LIBOR Rate is hereinafter referred to as a “LIBOR Advance”.

Interest on any Advance shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed.

The Borrower hereby promises and agrees to pay interest in arrears on Alternate Base Rate Advances, Applicable Floating Rate Advances and LIBOR Advances on the last day of each month.

If Interest is not paid as and when it is due, it shall be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.

2.1.5	Notice of Borrowing: Upon written or telephonic notice which shall be received by the Bank at or before 2:00 p.m. (Pacific time) on a Business Day, the Borrower may borrow under the Line of Credit by requesting:

(i)	Alternate Base Rate Advances. An Alternate Base Rate Advance may be made on the day notice is received by the Bank; provided, however, that if the Bank shall not have received notice at or before 2:00 p.m. on the day such Advance is requested to be made, such Alternate Base Rate Advance may, at the Bank’s option, be made on the next Business Day.

(ii)	Applicable Floating Rate Advances. An Applicable Floating Rate Advance may be made on the day notice is received by the Bank; provided, however, that if the Bank shall not have received notice at or before 2:00 p.m. on the day such Advance is requested to be made, such Applicable Floating Rate Advance may, at the Bank’s option, be made on the next Business Day.

(iii)	LIBOR Advances. Notice of any LIBOR Advance shall be received by the Bank no later than two (2) Business Days prior to the day (which shall be a Business Day) on which the Borrower request such LIBOR Advance to be made.

In the event the Borrower makes no election at the time of any Advance, such Advance shall bear interest at the Applicable Floating Rate as determined for Alternate Base Rate Advances.

2.1.6	Notice of Election to Adjust Interest Rate: The Borrower may elect:

(i)	That interest on an Alternate Base Rate Advance shall be adjusted to accrue at the LIBOR Rate or the Applicable Floating Rate; provided, however, that such notice shall be received by the Bank no later than two (2) Business Days prior to the day (which shall be a Business Day) on which the Borrower requests that interest be adjusted to accrue at the Applicable Floating Rate.

(ii)	That interest on an Applicable Floating Rate Advance shall be adjusted to accrue at the LIBOR Rate or Alternate Base Rate; provided, however, that such notice shall be received by the Bank no later than two (2) Business Days prior to the day (which shall be a Business Day) on which the Borrower requests that interest be adjusted to accrue at the LIBOR Rate or Alternate Base Rate.

(iii)	That interest on a LIBOR Advance shall continue to accrue at a newly quoted LIBOR Rate or shall be adjusted to commence to accrue at the Alternate Base Rate or Applicable Floating Rate; provided, however, that such notice shall be received by the Bank no later than two (2) Business Days prior to the last day of the LIBOR Interest Period pertaining to such LIBOR Advance. If the Bank shall not have received notice (as prescribed herein) of the Borrower’s election that interest on any LIBOR Advance shall continue to accrue at the newly quoted LIBOR Rate, the Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Alternate Base Rate upon the expiration of the LIBOR Interest Period pertaining to such Advance.

2.1.7	Prepayment: The Borrower may prepay any Advance in whole or in part, at any time and without penalty, provided, however, that: (i) any partial prepayment shall first be applied, at the Bank’s option, to accrued and unpaid interest and next to the outstanding principal balance; and (ii) during any period of time in which interest is accruing on any Advance on the basis of the LIBOR Rate, no prepayment shall be made except on a day which is the last day of the LIBOR Interest Period pertaining thereto. If the whole or any part of any LIBOR Advance is prepaid by reason of acceleration or otherwise, the Borrower shall, upon the Bank’s request, promptly pay to and indemnify the Bank for all costs, expenses and any loss actually incurred by the Bank and any loss (including loss of profit resulting from the re-employment of funds) deemed sustained by the Bank as a consequence of such prepayment.

The Bank shall be entitled to fund all or any portion of its Advances in any manner it may determine in its sole discretion, but all calculations and transactions hereunder shall be conducted as though the Bank actually funded all Advances through the purchase of dollar deposits bearing interest at the same rate as U.S. Treasury securities in the amount of the relevant Advance and in maturities corresponding to the date of such purchase to the Expiration Date hereunder.

2.1.8	Indemnification for LIBOR Rate Costs or One-Month LIBOR Rate Costs: During any period of time in which interest on any Advance is accruing on the basis of the LIBOR Rate or One-Month LIBOR Rate, the Borrower shall, upon the Bank’s request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank’s compliance with any directive or requirement of any regulatory authority pertaining or relating to funds used by the Bank in quoting and determining the LIBOR Rate or One-Month LIBOR Rate.

2.1.9	Conversion from One-Month LIBOR Rate or LIBOR Rate: In the event that the Bank shall at any time determine that the accrual of interest on the basis of the LIBOR Rate or One-Month LIBOR Rate (i) is infeasible because the Bank is unable to determine the LIBOR Rate or One-Month LIBOR Rate due to the unavailability of U.S. dollar deposits, contracts or certificates of deposit in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to the relevant LIBOR Interest Period or (ii) is or has become unlawful or infeasible by reason of the Bank’s compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation, guideline or order, then the Bank shall give telephonic notice thereof (confirmed in writing) to the Borrower, in which event any Advance bearing interest at the LIBOR Rate or the One-Month LIBOR Rate shall thereupon immediately accrue interest at the greater of the Prime Rate or Federal Funds Rate plus the Applicable Margin for Alternate Base Rate Advances.

2.1.10	Commitment Fee: The Borrower agrees to pay to the Bank a commitment fee equal to the Applicable Margin (Unused Commitment Fee) in effect on such date computed on the basis of a 360-day year, actual days elapsed, on the average daily unused amount of the Line of Credit which fee shall be calculated on a quarterly basis by the Bank and shall be due and payable by the Borrower in arrears on each December 31, March 31, June 30 and September 30, beginning on December 31, 2013.

2.2	LETTER OF CREDIT SUB-FACILITY

2.2.1	Letter of Credit Sub-Facility: The Bank agrees to issue commercial and/or standby letters of credit (each a “Letter of Credit”) on behalf of the Borrower of up to $3,000,000.00. At no time, however, shall the total principal amount of all Advances outstanding under the Line of Credit, together with the total face amount of all Letters of Credit outstanding, less any partial draws paid by the Bank, exceed the Line of Credit.

(i)	Upon the Bank’s request, the Borrower shall promptly pay to the Bank issuance fees and such other fees, commissions, costs and any out-of-pocket expenses charged or incurred by the Bank with respect to any Letter of Credit.

(ii)	The commitment by the Bank to issue Letters of Credit shall, unless earlier terminated in accordance with the terms of this Agreement, automatically terminate on the Expiration Date of the Line of Credit and no Letter of Credit shall expire on a date which is after the Expiration Date.

(iii)	Each Letter of Credit shall be in form and substance satisfactory to the Bank and in favor of beneficiaries satisfactory to the Bank; provided that the Bank may refuse to issue a Letter of Credit due to the nature of the transaction or its terms or in connection with any transaction where the Bank, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation or order from issuing such Letter of Credit.

(iv)	Prior to the issuance of each Letter of Credit, but in no event later than 10:00 a.m. (California time) on the day such Letter of Credit is to be issued (which shall be a Business Day), the Borrower shall deliver to the Bank a duly executed form of the Bank’s standard form of application for issuance of a Letter of Credit with proper insertions.

(v)	The Borrower shall, upon the Bank’s request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank’s compliance with any directive or requirement of any regulatory authority pertaining or relating to any Letter of Credit. The Borrower shall, upon the Bank’s request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank’s compliance with any directive or requirement of any regulatory authority pertaining or relating to any Letter of Credit. In addition to any fees otherwise due hereunder, the Borrower shall pay to the Bank (1) a non-refundable Letter of Credit fee equal to the Applicable Margin (LIBOR Advances) in effect on the payment date referenced below computed on the basis of a 360-day year, actual days elapsed, pro rata subject at all times, to the Bank’s standard minimum fees in effect from time to time, of the amount of any standby Letter of Credit, payable (A) at the time of issuance of such standby Letter of Credit and (B) in advance on the last day of each quarter or year thereafter, as applicable, and (2) a non-refundable Letter of Credit fee equal to the Bank’s standard minimum fees in effect from time to time upon the issuance of any commercial Letter of Credit.

The Borrower shall immediately reimburse the Bank in the event any Letter of Credit is drawn on in an amount equal to the full drawn amount together with interest thereon at the One-Month LIBOR Rate plus any the Bank fees, costs and expenses relating to such drawing. In the event that the Borrower fails to reimburse any drawing under any Letter of Credit or the balances in the depository account or accounts maintained by the Borrower with the Bank are insufficient to pay such drawing, without limiting the rights of the Bank hereunder or waiving any Event of Default caused thereby, the Bank may, and the Borrower hereby authorizes the Bank to create an Advance bearing interest at the rate or rates provided in Section 8.2 hereof to pay such drawing.

2.3	Line Account: The Bank shall maintain on its books a record of account in which the Bank shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with the credit facilities granted hereunder (the “Line Account”). The Bank shall provide the Borrower with a statement of the Borrower’s Line Account, which statement shall be considered to be correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within thirty (30) days after the Borrower’s receipt of any such statement which it deems to be incorrect.

2.4	Authorization to Charge Account(s): The Borrower hereby authorizes the Bank to charge, from time to time, against any or all of the Borrower’s deposit accounts with the Bank any amount so due under this Agreement, including, but not limited to, account # 184008555 maintained with the Bank. Notwithstanding this authorization, the Borrower shall be in default for nonpayment as provided in this Agreement until and unless the default is cured by payment, whether initiated by the Bank or by the Borrower.

2.5	Payments: If any payment required to be made by the Borrower hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension. All payments required to be made hereunder shall be made to the office of the Bank designated for the receipt of notices herein or such other office as the Bank shall from time to time designate.

2.6	Late Payment: In addition to any other rights the Bank may have hereunder, if any payment of principal or interest or any portion thereof, under this Agreement is not paid within fifteen (15) days of when due, a late payment charge equal to 5% of such past due payment may be assessed and shall be immediately payable.

2.7	Costs and Expenses: The Borrower shall pay to the Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to the One Month LIBOR Rate or the LIBOR Rate, and (ii) future, supplemental, emergency or other changes in the any One Month LIBOR Rate or LIBOR Rate reserve percentages, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to the One Month LIBOR Rate or LIBOR Rate to the extent they are not included in the calculation of the One Month LIBOR Rate or LIBOR Rate. In determining which of the foregoing are attributable to any One Month LIBOR Rate or LIBOR Rate available to the Borrower hereunder, any reasonable allocation made by the Bank among its operations shall be conclusive and binding upon the Borrower.

SECTION

CONDITIONS PRECEDENT

3.1	Conditions Precedent to the Initial Extension of Credit: The obligation of the Bank to make the initial Advance or the first extension of credit, as the case may be, to or on account of the Borrower hereunder is subject to the conditions precedent that the Bank shall have received before the date of such initial Advance or such first extension of credit all of the following, in form and substance satisfactory to the Bank:

(i)	Authority to Borrow. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any document, instrument or agreement required hereunder have been duly authorized.

(ii)	Guarantors. A Guaranty in favor of the Bank executed by each of the Guarantors, together with evidence that the execution, delivery and performance by the Guarantors has been duly authorized.

(iii)	Negative Pledges. Notices of Negative Pledge with respect to all Real Property executed by the owner of such Real Property for recordation in the appropriate real estate records.

(iv)	Contingent Collateral Agreement. A Contingent Collateral Agreement executed by the Borrower and the Guarantors.

(v)	Lien Searches. The results of lien searches, in form and substance satisfactory to the Bank, under the Uniform Commercial Code as in effect in the relevant jurisdictions, and of the United States Patent and Trademark Office and United States Copyright Office and preliminary title reports with respect to the Real Property.

(vi)	Fees. Payment of all of the Bank’s out-of-pocket expenses (including the Bank’s counsel’s fees and expenses) in connection with the preparation and negotiation of this Agreement.

(vii)	Miscellaneous. Such other evidence as the Bank may request to establish the consummation of the transaction contemplated hereunder and compliance with the conditions of this Agreement.

3.2	Conditions Precedent to All Extensions of Credit: The obligation of the Bank to make each Advance or each other extension of credit, as the case may be, to or on account of the Borrower (including the initial Advance and the first extension of credit) shall be subject to the further conditions precedent that, on the date of each Advance or each extension of credit and after the making of such Advance or extension of credit:

(i)	Reporting Requirements. The Bank shall have received the documents set forth in Section 5.1 hereof.

(ii)	Subsequent Approvals. The Bank shall have received such supplemental approvals, opinions or documents as the Bank may reasonably request.

(iii)	Representations and Warranties. The representations contained in Section 4 hereof and in any other document, instrument or certificate delivered to the Bank hereunder are true, correct and complete.

(iv)	Event of Default. No event has occurred and is continuing which constitutes, or with the lapse of time or giving of notice or both, would constitute an Event of Default.

The Borrower’s acceptance of the proceeds of any loan, Advance or extension of credit or the Borrower’s execution of any document or instrument evidencing or creating any Obligation hereunder shall be deemed to constitute the Borrower’s representation and warranty that all of the above statements are true and correct.

SECTION

REPRESENTATIONS AND WARRANTIES

The Borrower hereby makes the following representations and warranties to the Bank, which representations and warranties are continuing:

4.1	Status: The Borrower’s correct legal name is as stated in this Agreement and the Borrower is a corporation duly organized and validly existing under the laws of the state of Delaware and with its chief executive office in the state of California and is properly licensed and is qualified to do business and is in good standing in, and, where necessary to maintain the Borrower’s rights and privileges, and has complied with the fictitious name statute of every jurisdiction in which the Borrower is doing business.

4.2	Authority: (a) Each of the Loan Parties is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation (subject to such changes after the date hereof as are permitted under the Loan Documents); and (b) the execution, delivery and performance by the Borrower of this Agreement, and each Loan Party of each Loan Document to which it is a party, and any instrument, document or agreement required hereunder or thereunder have been duly authorized and do not and will not: (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having application to the Borrower or such Loan Party; (ii) result in a breach of or constitute a default under any material indenture or loan or credit agreement or other material agreement, lease or instrument to which the Borrower or such Loan Party is a party or by which it or its properties may be bound or affected; or (iii) require any consent or approval of its stockholders or violate any provision of its articles of incorporation or by-laws; or violate any provision of its partnership agreement, or require any consent or approval of its members or violate any provision of its articles of organization or operating agreement, each as the case may be applicable herein.

4.3	Governmental Approvals: No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution and delivery by the Borrower or any Loan Party of, or the performance by the Borrower or any Loan Party of its obligations under, any Loan Document to which it is a party other than such as have been obtained or made and are in full force and effect.

4.4	Legal Effect: Each Loan Document to which any Loan Party is a party constitutes the legal, valid and binding obligations of such Person, enforceable against each such Person in accordance with its terms.

4.5	Fictitious Trade Names: There are no fictitious trade names, fictitious trade styles, assumed business names or trade names (defined herein as “Trade Name”) used by any Loan Party in connection with their business operations other than Massachusetts Clare, Inc. The Borrower shall notify the Bank not less than thirty (30) days prior to effecting any change in the matters described herein or prior to using any other Trade Name at any future date, indicating the Trade Name and State(s) of its use.

4.6	Financial Statements: All financial statements, information and other data which may have been or which may hereafter be submitted by the Borrower to the Bank are true, accurate and correct and have been or will be prepared in accordance with United States generally accepted accounting principles consistently applied and accurately represent the financial condition or, as applicable, the other information disclosed therein. Since the most recent submission of such financial information or data to the Bank, the Borrower represents and warrants that no Material Adverse Change in the Borrower’s financial condition or operations has occurred which has not been fully disclosed to the Bank in writing.

4.7	Litigation: Except as have been disclosed to the Bank in writing, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting any Loan Party or any Loan Party’s properties before any court or administrative agency which, if determined adversely to such Loan Party could reasonably be expected to have a Material Adverse Change.

4.8	Title to Assets: Each Loan Party has good and marketable title to all of its assets and the same are not subject to any security interest, encumbrance, lien or claim of any third Person except for Permitted Liens.

4.9	ERISA: If any Loan Party has a pension, profit sharing or retirement plan subject to ERISA, such plan has been and will continue to be funded in accordance with its terms and otherwise complies with and continues to comply with the requirements of ERISA.

4.10	Taxes: Each Loan Party has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than such taxes which are currently payable without penalty or interest or those which are being duly contested in good faith.

4.11	Margin Stock. The proceeds of any loan or advance hereunder will not be used to purchase or carry margin stock as such term is defined under Regulation U of the Board of Governors of the Federal Reserve System.

4.12	Environmental Compliance. The operations of each Loan Party comply, and during the term of this Agreement will at all times comply, in all respects with all Environmental Laws; each Loan Party has obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for its ordinary course operations, all such Environmental Permits are in good standing, and each Loan Party is in compliance with all material terms and conditions of such Environmental Permits; each Loan Party and its present property or operations is not subject to any outstanding written order from or agreement with any governmental authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material; there are no Hazardous Materials or other conditions or circumstances existing, or arising from operations prior to the date of this Agreement with respect to any property of any Loan Party that would reasonably be expected to give rise to Environmental Claims; provided, however, that with respect to property leased from an unrelated third party, the foregoing representation is made to the best knowledge of the Borrower. In addition, (i) no Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws, or that are leaking or disposing of Hazardous Materials off-site, and (ii) each Loan Party has notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

4.13	Regulated Entitles: No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940. The Borrower is not subject to regulation under the Federal Power Act, any state public utilities code or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

4.14	Solvency: The Borrower is Solvent and as of the date hereof the Borrower does not intend to, and does not believe that it will, incur debts beyond the Borrower’s ability to pay as such debts mature. The Borrower is not about to engage in a transaction, after giving effect to which the Borrower’s remaining property would constitute unreasonably small capital for the business conducted or transactions engaged in by the Borrower.

SECTION

COVENANTS

The Borrower covenants and agrees that, during the term of this Agreement, and so long thereafter as the Borrower is indebted to the Bank under this Agreement (unless the Bank shall otherwise consent in writing), the Borrower:

5.1	Reporting and Certification Requirements: Shall deliver or cause to be delivered to the Bank in form and detail satisfactory to the Bank:

(i)	Not later than ninety (90) days after the end of each of the Borrower’s fiscal years, a copy of the annual audited financial report on form 10K of the Borrower for such year, prepared by a firm of certified public accountants acceptable to the Bank and accompanied by an unqualified opinion of such firm.

(ii)	Not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the Borrower’s financial statement on form 10Q as of the end of such period.

(iii)	Not later than one hundred twenty (120) days after the end of each of the Borrower’s fiscal years, a copy of the Borrower’s internally prepared financial projections for the next fiscal year.

(iv)	Concurrently with the delivery of the financial reports required hereunder, a compliance certificate, in form and substance satisfactory to the Bank, setting forth the calculation of the covenants contained in Section 5.2 hereof, stating that, to the best of the Borrower’s knowledge after due inquiry, the Borrower is in compliance with the covenants contained in Section 5.2 hereof, and certified to by the chief financial officer or corporate controller of the Borrower or any other signatory on the deposit account maintained by the Borrower with the Bank.

(v)	Promptly upon the Bank’s request, such other information pertaining to the Borrower or any Loan Party or any guarantor hereunder as the Bank may reasonably request.

5.2
For the purposes of Section 5.1(i) and Section 5.1(ii) hereof, such financial statements shall be deemed delivered when publicly available on the Borrower’s website or the website of the United States Securities and Exchange Commission.
Financial Condition: Shall maintain at all times on a consolidated basis:

(i)	As at the end of each fiscal quarter, a minimum Total Net Worth of at least (a) $225,000,000.00 plus (b) 50% of the Borrower’s net income earned in each fiscal quarter ending on or after September 30, 2013 (after deducting all cash dividends paid in respect of the Borrower’s stock during such fiscal quarter) but only if such amount is greater than $0.00.

(ii)	A ratio of the sum of cash, cash equivalents and accounts receivable to Current Liabilities of not less than 1.50 to 1.00 as at the end of each fiscal quarter.

(iii)	A Leverage Ratio of not more than (a) 2.50 to 1.00 as at the end of the fiscal quarter ending September 30, 2013, (b) 2.25 to 1.00 as at the end of the fiscal quarter ending December 31, 2013, and (c) 2.00 to 1.00 as of the end of each fiscal quarter ending thereafter.

(iv)	A minimum net profit after tax of at least $1.00 as at the end of each fiscal quarter.

(v)	Minimum Domestic Cash of at least $20,000,000.00 at all times.

5.3	Preservation of Existence; Compliance with Applicable Laws: (i) Shall, and shall cause each of the other Loan Parties to, maintain and preserve its existence and all rights and privileges now enjoyed; and (ii) conduct its business and operations in accordance with all applicable laws, rules and regulations.

5.4	Merge or Consolidate: Shall not, and shall not suffer or permit any of the other Loan Parties to, liquidate or dissolve, merge or consolidate with or into any other business organization.

5.5	Acquisitions: Shall not, and shall not suffer or permit any of its Subsidiaries to, acquire any other business organization unless, (i) after taking such proposed acquisition into effect, the Borrower shall be in pro forma compliance with all financial covenants contained in Section 5.2 hereof (with EBITDA of the Borrower and its Subsidiaries calculated on a trailing twelve-month basis ending as of the most recent month for which financial statements have been delivered in accordance with Section 5.1 hereof and Total Funded Indebtedness calculated as of the date of the proposed acquisition after giving effect to any Indebtedness incurred in connection therewith), and (ii) in the case of any proposed acquisition with respect to which the cash or debt portion of the acquisition consideration is equal to or greater than $7,000,000, no less than fifteen (15) days prior to the proposed closing date of such acquisition, the Borrower shall have delivered to the Bank (a) written notice of such acquisition together with a copy of the acquisition agreement and a summary of the structure of the acquisition and (b) a compliance certificate, in form and substance satisfactory to the Bank, setting forth the pro forma calculation of the covenants contained in Section 5.2 hereof.

5.6	Maintenance of Insurance: Shall, and shall cause each of its Subsidiaries to, maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or any Subsidiary operates and maintain such other insurance and coverages as may be required by the Bank. All such Insurance shall be in form and amount and with companies satisfactory to the Bank.

5.7	Payment of Obligations and Taxes: Shall, and shall cause each of its Subsidiaries to, make timely payment of all material assessments and taxes and all of its material liabilities and obligations including, but not limited to, trade payables, unless the same are being contested in good faith and any obligations arising under any Indebtedness of the Borrower or any of its Subsidiaries. For purposes hereof, the Borrower or any Subsidiary’s issuance of a check, draft or similar instrument without delivery to the intended payee shall not constitute payment.

5.8	Depository Relationships: Shall maintain Its primary business depository relationship with the Bank, including general, operating and administrative deposit accounts, cash management services, foreign exchange, investment and ancillary services.

5.9	Inspection Rights and Accounting Records: Shall maintain adequate books and records in accordance with United States generally accepted accounting principles consistently applied and in a manner otherwise acceptable to the Bank, and, at any reasonable time and from time to time, permit the Bank or any representative thereof to examine and make copies of the records and visit the properties of the Borrower and each other Loan Party and discuss the business and operations of the Borrower and each other Loan Party with any employee or representative thereof. If any Loan Party shall maintain any records (including, but not limited to, computer generated records or computer programs for the generation of such records) in the possession of a third party, such Loan Party hereby agrees to notify such third party to permit the Bank free access to such records at all reasonable times and to provide the Bank with copies of any records which it may request, all at such Loan Party’s expense, the amount of which shall be payable immediately upon demand.

5.10	Redemption or Repurchase of Stock: Shall not redeem or repurchase any class of the Borrower’s stock now or hereafter outstanding, except in an aggregate amount of up to $35,000,000.00 during the term of this Agreement.

5.11	Additional Indebtedness: Shall not, and shall not suffer or permit any of its Subsidiaries to, after the date hereof, create, incur or assume, directly or indirectly, any additional Indebtedness other than (i) Indebtedness owed or to be owed to the Bank, (ii) capital leases, seller or vendor carry-back notes or acquired or assumed Indebtedness in an aggregate amount not to exceed $10,000,000.00 in any fiscal year, (iii) cash-secured letters or credit, or (iv) the obligations of the Borrower and IXYS Intl (Cayman) Limited under the Samsung Agreement.

5.12	Transfer Assets: Shall not, and shall not suffer or permit any of its Subsidiaries to, after the date hereof, sell, contract for sale, convey, transfer, assign, lease or sublet, any of its assets except (i) in the Ordinary Course of Business and, then, only for full, fair and reasonable consideration or (ii) in an aggregate amount not to exceed $5,000,000.00 in any fiscal year.

5.13	Change in Nature of Business: Shall not, and shall not suffer or permit any of its Subsidiaries to, make any material change in the nature of its business as existing or conducted as of the date hereof.

5.14	Maintenance of Jurisdiction: Shall maintain, and shall cause each of the other Loan Parties to maintain, the jurisdiction of its organization and chief executive office, or if applicable, principal residence, as set forth herein and not change such jurisdiction name or form of organization without thirty (30) days prior written notice to the Bank.

5.15	Compensation of Employees: Shall compensate, and shall cause each of its Subsidiaries to compensate, its employees for services rendered at an hourly rate at least equal to the minimum hourly rate prescribed by any applicable federal or state law or regulation.

5.16	Notice: Shall give the Bank prompt written notice of any and all (i) Events of Default; (ii) material litigation, arbitration or administrative proceedings to which the Borrower or any other Loan Party is a party; and (iii) other matters which have resulted in, or might result in a Material Adverse Change.

5.17	Environmental Compliance: Shall conduct, and shall cause each of its Subsidiaries to conduct, its operations and keep and maintain all of its property in material compliance with all Environmental Laws and, upon the written request of the Bank, the Borrower shall submit to the Bank, at the Borrower’s sole cost and expense, at reasonable intervals, a report providing the status of any environmental, health or safety compliance, hazard or liability.

5.18	Liens: Shall not, and shall not permit any of the other Loan Parties to, directly or indirectly, make, create, incur, assume or suffer to exist any lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than Permitted Liens.

5.19	ERISA: Shall, and cause each of its Subsidiaries to, if the Borrower or such Subsidiary has a pension, profit sharing or retirement plan subject to ERISA, continue to fund such plan in accordance with its terms and shall ensure that such plan continues to materially comply with the requirements of ERISA.

5.20	Further Assurances: The Borrower shall, and shall cause each of the other Loan Parties to, take such further acts (including the acknowledgement, execution, delivery, recordation, filing and registering of documents) as may reasonably be required from time to time to: (a) carry out more effectively the purposes of this Agreement; and (b) better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Bank the rights, remedies and privileges existing or granted or now or hereafter intended to be granted to such Persons under this Agreement or other document executed in connection therewith.

SECTION

EVENTS OF DEFAULT

Any one or more of the following described events shall constitute an event of default (an “Event of Default”) under this Agreement:

6.1	Non-Payment: The Borrower fails to pay the principal amount of any Obligations when due or interest on the Obligations within five (5) days of when due.

6.2	Specified Defaults Under This Agreement: The Borrower fails to perform or observe any term, covenant or agreement contained in Sections 5.2(i), 5.2(ii), 5.2(iii), 5.2(iv), 5.2(vi), 5.3(i), 5.4, 5.5, 5.10 or 5.12 hereof.

6.3	Specified Defaults Under This Agreement: The Borrower fails to perform or observe any term, covenant or agreement contained in Section 5.2(v) hereof and any such failure shall continue unremedied for more than ten (10) Business Days after written notice from the Bank to the Borrower of the existence and character of such Event of Default.

6.4	Performance Under This Agreement: Other than as set forth in Section 6.2 or 6.3 hereof, the Borrower or any other Loan Party shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Agreement or in any document, instrument or agreement relating to this Agreement or any other document or agreement executed by the Borrower or any other Loan Party with or in favor of the Bank and any such failure shall continue unremedied for more than thirty (30) days after written notice from the Bank to the Borrower of the existence and character of such Event of Default.

6.5	Representations and Warranties; Financial Statements: Any representation or warranty made by any Loan Party under or in connection with this Agreement or any financial statement given by the Borrower or any guarantor shall prove to have been incorrect in any material respect when made or given or when deemed to have been made or given.

6.6	Other Agreements: If (a) the Borrower, any other Loan Party or any material Subsidiary of the Borrower shall default in the payment of any material Indebtedness (other than the Obligations), including the Samsung Agreement, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (b) the Borrower, any other Loan Party or any material Subsidiary of the Borrower shall default in the performance of any other agreement or condition relating to any material Indebtedness (other than the Obligations), including the Samsung Agreement, resulting in a right by the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders), whether or not exercised, to accelerate the maturity of such Indebtedness.

6.7	Insolvency: (a) The Borrower, measured on a consolidated basis shall become insolvent or be unable to pay its debts as they mature, or (b) the Borrower or any Subsidiary shall: (i) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties and assets; (ii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iii) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (iv) become or be adjudicated a bankrupt; (v) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee, for itself or any of its properties, assets or businesses; or (vi) in an involuntary proceeding, any receiver, custodian or trustee shall have been appointed for all or a substantial part of the Borrower’s or such other Loan Party’s properties, assets or businesses and shall not be discharged within thirty (30) days after the date of such appointment.

6.8	Execution: Any writ of execution or attachment or any judgment lien relating to a judgment or judgments in an aggregate amount of $2,000,000 or more shall be issued against any property of any Loan Party and shall not be discharged or bonded against or released within thirty (30) days after the issuance or attachment of such writ or lien.

6.9	Suspension: The Borrower or any Subsidiary shall voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body necessary to conduct the Borrower’s or such Subsidiary’s business as now conducted.

6.10	Material Adverse Change: If there occurs a Material Adverse Change.

6.11	Change in Ownership: There shall occur a sale, transfer, disposition or encumbrance (whether voluntary or involuntary), or an agreement shall be entered into to do so, with respect to more than 10% of the issued and outstanding capital stock of the Borrower.

6.12	Judgments: One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against any Loan Party involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $2,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) consecutive days after the entry thereof.

6.13	Other Judgments: Any non-monetary judgment, order or decree is entered against the Borrower or any Subsidiary that does or could reasonably be expected to have a Material Adverse Change, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

SECTION

REMEDIES ON DEFAULT

Upon the occurrence of any Event of Default, the Bank may, at its sole and absolute election, without demand and only upon such notice as may be required by law:

7.1	Acceleration: Declare any or all of the Borrower’s Indebtedness owing to the Bank, whether under this Agreement or any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

7.2	Cease Extending Credit: Cease making Advances or otherwise extending credit to or for the account of the Borrower under this Agreement or under any other agreement now existing or hereafter entered into between the Borrower and the Bank.

7.3	Termination: Terminate this Agreement as to any future obligation of the Bank without affecting the Borrower’s obligations to the Bank or the Bank’s rights and remedies under this Agreement or under any other document, instrument or agreement.

7.4	Letters of Credit: Require the Borrower to pay immediately to the Bank, for application against drawings under any outstanding Letters of Credit, the outstanding principal amount of any such Letters of Credit which have not expired. Any portion of the amount so paid to the Bank which is not applied to satisfy draws under any such Letters of Credit or any other obligations of the Borrower to the Bank shall be repaid to the Borrower without interest.

7.5	Non-Exclusivity of Remedies: Exercise one or more of the Bank’s rights set forth herein or seek such other rights or pursue such other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between the Borrower and the Bank, or otherwise.

SECTION

MISCELLANEOUS

8.1	Amounts Payable on Demand: If the Borrower shall fail to pay on demand any amount so payable under this Agreement, the Bank may, at its option and without any obligation to do so and without waiving any default occasioned by the Borrower having so failed to pay such amount, create an Advance under this Agreement in an amount equal to the amount so payable, which Advance shall thereafter bear interest as provided hereunder.

8.2	Default Interest Rate: If an Event of Default, or an event which, with notice or passage of time could become an Event of Default, has occurred or is continuing, the Borrower shall pay to the Bank interest on any Indebtedness or amount payable under this Agreement at a rate which is 5% in excess of the rate or rates then in effect under this Agreement

8.3	Right of Setoff: To the extent permitted by applicable law, the Bank reserves a right of setoff in the Borrower’s accounts with the Bank (whether checking, savings, or some other account). This includes all accounts the Borrower holds jointly with someone else and all accounts the Borrower may open in the future. The Borrower authorizes the Bank, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such accounts, and, at the Bank’s option, to administratively freeze all such accounts to allow the Bank to protect the Bank’s charge and setoff rights provided in this paragraph.

8.4	Reliance and Further Assurances: Each warranty, representation, covenant, obligation and agreement contained in this Agreement shall be conclusively presumed to have been relied upon by the Bank regardless of any investigation made or information possessed by the Bank and shall be cumulative and in addition to any other warranties, representations, covenants and agreements which the Borrower now or hereafter shall give, or cause to be given, to the Bank. The Borrower agrees to execute all documents and instruments and to perform such acts as the Bank may reasonably deem necessary to confirm and secure to the Bank all rights and remedies conferred upon the Bank by this agreement and all other documents related thereto.

8.5	Attorneys’ Fees: The Borrower shall pay to the Bank all costs and expenses, including but not limited to reasonable attorneys fees, incurred by the Bank in connection with the administration, enforcement, including any bankruptcy, at trial and on appeal or the enforcement of any judgment or any refinancing or restructuring of this Agreement or any document, instrument or agreement executed with respect to, evidencing or securing the Indebtedness hereunder.

8.6	Notices: All notices, payments, requests, information and demands which either party hereto may desire, or may be required to give or make to the other party hereto, shall be given or made to such party by hand delivery or through deposit in the United States mail, postage prepaid, or by facsimile delivery, or to such other address as may be specified from time to time in writing by either party to the other.

To the Borrower:	To the Bank:
IXYS CORPORATION 1590 Buckeye Drive Milpitas, CA 95035 Attn Nathan Zommer Chief Executive Officer or Uzi Sasson Chief Financial Officer FAX: (408) 715-2503	BANK OF THE WEST San Jose Office (NBO) 95 South Market Street, Suite 100 San Jose, CA 95113 Attn: Helen Huang Vice President and Senior Relationship Manager FAX: (408) 292-4092

8.7	Waiver: Neither the failure nor delay by the Bank in exercising any right hereunder or under any document, instrument or agreement mentioned herein shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any other document, instrument or agreement mentioned herein preclude other or further exercise thereof or the exercise of any other right; nor shall any waiver of any right or default hereunder, or under any other document, instrument or agreement mentioned herein, constitute a waiver of any other right or default or constitute a waiver of any other default of the same or any other term or provision.

8.8	Conflicting Provisions: To the extent the provisions contained in this Agreement are inconsistent with those contained in any other document, instrument or agreement executed pursuant hereto, the terms and provisions contained herein shall control. Otherwise, such provisions shall be considered cumulative.

8.9	Binding Effect; Assignment: This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Bank. The Bank may sell, assign or grant participation in all or any portion of its rights and benefits hereunder. The Borrower agrees that, in connection with any such sale, grant or assignment, the Bank may deliver to the prospective buyer, participant or assignee financial statements and other relevant information relating to the Borrower and any guarantor.

8.10	Jurisdiction: This Agreement, any notes issued hereunder, the rights of the parties hereunder, and any documents, instruments or agreements mentioned or referred to herein shall be governed by and construed according to the laws of the State of California without regard to conflict of law principles, to the jurisdiction of whose courts the parties hereby submit.

8.11	Waiver Of Jury Trial: THE BORROWER AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, AND THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW EACH PARTY, AFTER CONSULTING (OR HAVING THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR TRANSACTION BETWEEN THE PARTIES.

8.12	Judicial Reference Provision: In the event the above Jury Trial Waiver is unenforceable, the parties elect to proceed under this Judicial Reference Provision. With the exception of the items specified below, any controversy, dispute or claim between the parties relating to this Agreement or any other document, instrument or transaction between the parties (each, a Claim), will be resolved by a reference proceeding in California pursuant to Sections 638 et seq. of the California Code of Civil Procedure, or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to reference. Venue for the reference will be the Superior Court in the County where real property involved in the action, if any, is located, or in a County where venue is otherwise appropriate under law (the Court). The following matters shall not be subject to reference: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including without limitation set-off), (iii) appointment of a receiver, and (iv) temporary, provisional or ancillary remedies (including without limitation writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). The exercise of, or opposition to, any of the above does not waive the right to a reference hereunder.

The referee shall be selected by agreement of the parties. If the parties do not agree, upon request of any party a referee shall be selected by the Presiding Judge of the Court. The referee shall determine all issues in accordance with existing case law and statutory law of the State of California, including without limitation the rules of evidence applicable to proceedings at law. The referee is empowered to enter equitable and legal relief, and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision, and pursuant to CCP §644 the referee’s decision shall be entered by the Court as a judgment or order in the same manner as if tried by the Court. The final judgment or order from any decision or order entered by the referee shall be fully appealable as provided by law. The parties reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial if granted, will be a reference hereunder. AFTER CONSULTING (OR HAVING THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, EACH PARTY AGREES THAT ALL CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT A JURY.

8.13	Counterparts: This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

8.14	Headings: The headings herein set forth are solely for the purpose of identification and have no legal significance.

8.15	Entire Agreement and Amendments: This Agreement and all documents, instruments and agreements mentioned herein constitute the entire and complete understanding of the parties with respect to the transactions contemplated hereunder. All previous conversations, memoranda and writings between the parties pertaining to the transactions contemplated hereunder not incorporated or referenced in this Agreement or in such documents, instruments and agreements are superseded hereby. This Agreement may be amended only by an instrument in writing signed by the Borrower and the Bank.

8.16	Amendment and Restatement; No Novation: This Agreement constitutes an amendment and restatement of the Existing Credit Agreement. The execution and delivery of this Agreement shall not constitute a novation of any Indebtedness or other obligations owing to the Bank under the Existing Credit Agreement and all loans and other obligations of the Borrower outstanding on the date hereof under the Existing Credit Agreement shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein without any further action by any Person.

[Signatures to follow on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first hereinabove written.

BANK:	BORROWER:
BANK OF THE WEST BY: /s/ Helen Huang	IXYS CORPORATION BY: /s/ Uzi Sasson

NAME: Helen Huang, Vice President	NAME: Uzi Sasson, President, Chief Financial Officer and Secretary

Exhibit A

Form of Notice of Negative Pledge

This document prepared by
and after recording return to:

Helen Huang
Bank of the West
95 South Market Street, Suite 100
San Jose, California 95113

NOTICE OF NEGATIVE PLEDGE

This Notice of Negative Pledge is made as of December 6, 2013, by and between Bank of the West, having an office at 95 South Market Street, Suite 100, San Jose, California 95113 (together with its successors, assigns or participants, the “Bank”), and [      ], a [      ] corporation, having its principal place of business at [      ] (the “Pledgor”).

Pursuant to that certain Amended and Restated Credit Agreement dated as of December 6, 2013 (the “Credit Agreement”), by and between the Pledgor and the Bank, the Pledgor has agreed that it shall not create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction, or other security interest of any kind upon any property or assets of any character (including personal property and real property), whether now owned or hereafter acquired, or upon the income or profits therefrom, except those in favor of the Bank and those otherwise permitted by the Bank in writing. Any violation of these restrictions will be a breach of the Credit Agreement.

The restrictions set forth above relating to real property apply to the Pledgor’s property in the [      ], which is more fully described in Exhibit A attached hereto.

This Notice of Negative Pledge expires November 30, 2015 and shall be void and without effect after such date.

[Signature Page to Follow]

In Witness Whereof, the undersigned has executed this Notice of Negative Pledge on the date first set forth above.

“The Pledgor”

[ ]

By

Name:

Title:

State of                               )

                                             )      SS.

County of                            )

I, the undersigned, a Notary Public in and for said County, in the State aforesaid, do hereby certify that        is        of the Pledgor, a [      ] corporation, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act and as the free and voluntary act of said company for the uses and purposes therein set forth.

Given under my hand and notarial seal, this        day of December, 2013.

Notary Public

(Type of Print Name)

(Seal)

Commission Expires:

Exhibit A

Legal Description

[See Attached]